THE STRIDE RITE CORPORATION                            September 23, 2003
NEWS RELEASE                                          FOR IMMEDIATE RELEASE

      CONTACT:      Frank A. Caruso, Chief Financial Officer
                      (617) 824-6611

                          STRIDE RITE REPORTS INCREASED
                    THIRD QUARTER SALES AND OPERATING INCOME

     Lexington, Massachusetts, September 23, 2003 - The Stride Rite Corporation (NYSE; SRR) today reported sales and earnings for the third quarter of its 2003 fiscal year.

     Net sales for the third quarter of fiscal 2003 were $139.7 million, an increase of 2% from the net sales of $137.0 million in the comparable period of fiscal 2002. Operating income for the fiscal 2003 third quarter was $10.0 million, a 10% increase from the comparable 2002 third quarter amount. Net income for the third quarter of fiscal 2003 totaled $6.4 million, a 9% decrease from the $7.0 million reported in the third quarter of fiscal 2002, reflecting a higher effective tax rate in the current year. Diluted earnings per share were $.16 in the third quarter of fiscal 2003, as compared to the earnings per share of $.17 during the third quarter of 2002.

     For the first nine months of fiscal 2003, net sales were $446.4 million, an increase of 3% from the net sales of $434.2 million reported for the same period in fiscal 2002. Operating income for the first three quarters of 2003 was $40.7 million, a 6% increase from the amount in the comparable 2002 period. Net income for the first nine months of fiscal 2003 totaled $26.5 million, an increase of 1% from the $26.2 million earned in the comparable period of 2002, reflecting the higher tax rate. Diluted earnings per share were $.66 for the first nine months of fiscal 2003, compared to $.62 for the same period of 2002.

     For the 2003 fiscal third quarter, Stride Rite Children's Group sales increased 1% from the prior year, driven by 17% growth in the Children's Group retail sales. Comparable sales at Children's Group retail stores were up 7.9% for the third quarter. The Children's Group wholesale business for the third quarter declined 14% versus last year as sales were adversely impacted by lower shipments to licensed and trade accounts. The Stride Rite Children's Group operated 230 stores at the end of the third quarter of 2003, up 2% from the store count at the end of the third quarter of fiscal 2002. Tommy Hilfiger Footwear sales for the third quarter increased 6% from the prior year, primarily due to the expansion of sales to independent and shoe chain accounts. Sperry Top-Sider sales increased 10% above last year's third quarter. Sales of the Keds division decreased 4% during the third quarter of 2003, primarily due to shortfalls in the women's basic product line versus the same period a year ago. Third quarter International sales were flat versus the comparable period of 2002.

     During the third quarter of fiscal 2003, the Company's gross profit percentage of 37.7% improved 60 basis points as compared to the same period last year. Selling and administrative expenses increased 2%, due principally to the full effect of costs related to last year's retail store expansion. Adversely impacting net income was a higher tax rate, which was partially offset by a lower average share count in earnings per share. At the end of the third quarter of fiscal 2003, the balance sheet remained strong with both accounts receivable and inventory levels below last year by 1% and 12%, respectively. DSO decreased 7% versus last year to 42 days. The Company's net cash position of $96 million at the end of the 2003 third quarter represents a 30% increase from the prior year and the Company has no outstanding debt.

     David M. Chamberlain, Stride Rite's Chairman and Chief Executive Officer, commented, "In a difficult retail environment, our third quarter performance reflects continued progress in several key areas across the Company. We achieved an overall sales increase, and coupled with operational efficiencies, our financial results were solid."

     Mr. Chamberlain continued, "The strong 7.9% comparable store sales increase in our company-owned Stride Rite Children's Group retail stores demonstrates the strength of that brand to our consumer. The decline in the wholesale sales component of our Stride Rite Children's Group, however, does reflect the challenges faced by a certain number of our retail customers. The Keds product line, although slightly below last year in sales, appears to be making progress. Sperry Top-Sider sales growth of 10% in the quarter reflects its continued positive momentum with the seventh consecutive quarter of year on year sales growth. Our Tommy Hilfiger product lines continue to be well received by consumers as sales increased 6% versus the prior year."

     Mr. Chamberlain concluded, "The Company's full year financial results will be affected by the success of our fall product which is currently at retail. Based upon our current financial results, our annual earnings guidance is now in the $.62- $.64 per share range."

     A summary of net sales and net income for the third quarter and the first nine months of fiscal 2003 is provided below. A more detailed balance sheet and income statement follows this release.


(in thousands, except per share data)
                            For the Quarter Ended     For the Nine Months Ended
                          --------------------------  --------------------------
                          August 29,    August 30,    August 29,    August 30,
                             2003          2002          2003          2002
                          --------------------------  --------------------------
Net sales                   $139,747      $136,989      $446,355      $434,203
Net income                     6,413         7,041        26,453        26,153
Net income per common
share:
     Diluted                     .16           .17           .66           .62
     Basic                       .16           .17           .67           .63
Average common shares used
in per share computations:
     Diluted                  40,243        41,657        39,992        42,137
     Basic                    39,456        41,308        39,415        41,746

     The   earnings   release  is  available   on  Stride   Rite's   website  at
WWW.STRIDERITECORP.COM.   Please  click  on  "Financial  Information,"  then  on
"Releases".

     The Company will host a conference call this morning at 10:00 A.M. EDT to discuss its financial results. The number for the conference call is 1-800-789-4818. Ask for The Stride Rite conference call hosted by our CEO, David Chamberlain. The conference call will be available on replay for 24 hours by calling 1-800-642-1687 and entering the conference ID number 2512614.

     The Company will also provide a live webcast of this conference call. The live broadcast of Stride Rite's quarterly conference call will be available on the Company's website and at WWW.STREETEVENTS.COM, beginning at 10:00AM EDT on September 23, 2003. An on-line replay will follow shortly after the call and will continue through September 29, 2003.

     The Stride Rite Corporation markets the leading brand of high quality children's shoes in the United States. Other footwear products for children and adults are marketed by the Company under well-known brand names, including Keds, Pro-Keds, Sperry Top-Sider, Tommy Hilfiger, Grasshoppers and Munchkin. Information about the Company is available on our website - WWW.STRIDERITECORP.COM. Information about the Company's brands and product lines is available at WWW.STRIDERITE.COM, WWW.KEDS.COM, WWW.PROKEDS.COM and WWW.SPERRYTOPSIDER.COM.


     Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995: This announcement includes forward-looking statements which reflect our current views with respect to the future events or financial performance discussed in the release, based on management's beliefs and assumptions and information currently available. When used, the words "believe", "anticipate", "estimate", "project", "should", "expect", "appear" and similar expressions which do not relate solely to historical matters identify forward-looking statements. Such statements are subject to risks, uncertainties and assumptions and are not guarantees of future events or performance, which may be affected by known and unknown risks, trends and uncertainties. Should one or more of these risks or uncertainties materialize, or should our assumptions prove incorrect, actual results may vary materially from those anticipated, projected or implied. Factors that may cause such a variance include, among others: the opening of new stores may be delayed; the volume of anticipated sales may decline; revenues from new product lines may fall below expectations; the launch of new product lines may be delayed; new retail concepts may not achieve expected results; general retail sales trends may be below expectations; current license agreements may be terminated; consumer fashion trends may shift to footwear styling not currently included in our product lines; our retail customers, including large department stores, may consolidate or restructure operations resulting in unexpected store closings; and additional factors discussed from time to time in our filings with the Securities and Exchange Commission. We expressly disclaim any responsibility to update forward-looking statements.


                           The Stride Rite Corporation
                        Summarized Financial Information
            for the periods ended August 29, 2003 and August 30, 2002
                                 (in thousands)


                              Statements of Income


                                       Third Quarter            Nine Months
                                       -------------            -----------
                                      2003       2002         2003        2002
                                      ----       ----         ----        ----
 Net sales                         $139,747    $136,989     $446,355   $434,203
 Cost of sales                       87,111      86,203      274,700    273,212
                                   ---------  ----------   ----------  ---------
 Gross profit                        52,636      50,786      171,655    160,991
 Selling and administrative
  expenses                           42,592      41,667      130,970    122,757
                                   ---------  ----------   ----------  ---------
 Operating income                    10,044       9,119       40,685     38,234
 Other income, net                       83         161        1,353         98
                                   ---------  ----------   ----------  ---------
 Income before income taxes          10,127       9,280       42,038     38,332
 Provision for income taxes           3,714       2,239       15,585     12,179
                                   ---------  ----------   ----------  ---------
 Net income                          $6,413      $7,041      $26,453    $26,153
                                   =========  ==========   ==========  =========


                                 Balance Sheets

Assets:                               2003       2002
                                      ----       ----
Cash and cash equivalents            $96,195     $73,979
Accounts and notes receivable         69,590      70,436
Inventories                           68,557      77,531
Deferred income taxes                 20,222      23,759
Prepaid expenses and other current     5,330       4,169
assets                              ---------  ----------
     Total current assets            259,894     249,874
Property and equipment, net           62,552      70,539
Other assets, net                     15,022      13,337
                                    ---------  ----------
     Total assets                   $337,468    $333,750
                                    =========  ==========
Liabilities and Stockholders'
Equity:
Current liabilities                   52,459      56,261
Deferred income taxes                    775       5,162
Pension obligation                    11,677           -
Stockholders' equity                 272,557     272,327
                                    ---------  ----------
   Total liabilities and            $337,468    $333,750
       stockholders' equity         =========  ==========


Certain reclassifications have been made to the prior period financial statements to conform to the fiscal 2003 presentation.